SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR (g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                                HEICO CORPORATION
             (Exact name of registrant as specified in its charter)

      FLORIDA                                                  65-0341002
(State of Incorporation                                   (I.R.S. Employer
   or Organization)                                       Identification No.)

  3000 TAFT STREET, HOLLYWOOD, FLORIDA                              33021
(Address of Principal Executive Offices)                          (Zip Code)



Securities Act registration statement file number to which this form relates:
NONE

Securities to be registered pursuant to Section 12(b) of the Act (If applicable)

   TITLE OF EACH CLASS                      NAME OF EACH EXCHANGE ON WHICH
   TO BE SO REGISTERED                      EACH CLASS IS TO BE REGISTERED
   -------------------                      ------------------------------
  CLASS A COMMON STOCK,                        AMERICAN STOCK EXCHANGE
   $0.01 PAR VALUE

Securities to be registered pursuant to Section 12(g) of the Act:

                                                       NONE
                                                 ----------------
                                                 (TITLE OF CLASS)

Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, 30,000,000 shares of Class A Common Stock; and 10,000,000 shares of Preferred Stock.

         The rights of the Common Stock and the Class A Common Stock are identical except as otherwise described below.

         VOTING. Each share of Common Stock is entitled to one vote per share, and (ii) each share of Class A Common Stock is entitled to one-tenth vote per share. Except as required by applicable law, holders of Common Stock and Class A Common Stock vote together, with each other, and not as separate classes, on all matters submitted to a vote of the shareholders. Neither the Common Stock nor the Class A Common Stock have cumulative voting rights.

         DIVIDENDS AND DISTRIBUTIONS. Subject to the rights of the holders of the Company's Preferred Stock, the holders of Common Stock and Class A Common Stock are entitled to receive when, as and if declared by the Board, out of funds legally available therefor, dividends and other distributions payable in cash, property, stock (including shares of any class or series of the Company, whether or not shares of such class or series are already outstanding) or otherwise. Each share of Common Stock and each share of Class A Common Stock has identical rights with respect to dividends and distributions, subject to the following: (i) a common stock dividend payable with respect to the Company's Common Stock may be paid in Class A Common Stock or Common Stock or a combination of both; (ii) a common stock dividend payable with respect to the Company's Class A Common Stock may be paid in Class A Common Stock or Common Stock or a combination of both; (iii) whenever a dividend or distribution is payable in shares of Common Stock and/or Class A Common Stock, the number of shares payable per each share shall be equal in number; and (iv) a stock dividend payable with respect to Common Stock that is paid in shares of Common Stock will be considered to be identical to a stock dividend payable with respect to Class A Common Stock that is paid in a proportionate number of shares of Class A Common Stock. The Registrant's Board of Directors has the flexibility to determine appropriate dividend levels, if any, under the circumstances from time to time.

         CONVERTIBILITY. Neither the Common Stock nor the Class A Common Stock is convertible into another class of securities of the Company.

         SPLITS OR COMBINATIONS. If the Company shall in any manner split, subdivide or combine the shares of outstanding Common Stock or Class A Common Stock, then the outstanding shares of the other such class shall be proportionately split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the class that has been split, subdivided or combined.

         MERGERS AND CONSOLIDATIONS. In the event of a merger, consolidation or combination of the Company with another entity (whether or not the Company is the surviving entity), the holders of Common Stock and Class A Common Stock will be entitled to receive the same per share consideration in that transaction, except that any common stock that holders of Common Stock and Class A Common Stock are entitled to receive in any such event may differ as to voting rights and otherwise to the extent and only the extent that the Common Stock and the Class A Common Stock differ as set forth in Article III of the Registrant's Articles of Incorporation.

         LIQUIDATION. In the event of liquidation, after payment of the debts and other liabilities of the Company and after making provision for the holders of Preferred Stock, if any, the remaining assets of the Company will be distributable ratably among the holders of the Common Stock and Class A Common Stock treated as a single class.

         PREEMPTIVE RIGHTS. Neither the Common Stock nor the Class A Common Stock carry any preemptive rights enabling a holder to subscribe for or receive shares of the Company of any class or any other securities convertible into any class of the Company's stock.

Item 2. EXHIBITS.

         1. Articles of Incorporation of the Registrant are incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-4 (Registration No. 33-57624) Amendment No. 1 filed on March 19, 1993.*

         2. Articles of Amendment of the Articles of Incorporation of the Registrant, dated April 27, 1993, are incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form 8-B dated April 29, 1993.*

         3. Articles of Amendment of the Articles of Incorporation of the Registrant, dated November 3, 1993, are incorporated by reference to Exhibit 3.3 to the Form 10-K for the year ended October 31, 1993.*

         4. Articles of Amendment of the Articles of Incorporation of the Registrant, dated March 19, 1998, are incorporated by reference to Exhibit 3.4 to the Registrant's Registration Statement on Form S-3 (Registration No. 333-48439) filed on March 23, 1993.*

         5.       Bylaws of the Registrant are incorporated by reference to
                  Exhibit 3.4 to the Form 10-K for the year ended October 31, 1996.*

         6.       Form of Class A Common Stock Certificate.

*       Previously Filed

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                        HEICO CORPORATION

                                                        By: /S/ VICTOR MENDELSON
                                                            --------------------
                                                            Victor Mendelson
                                                            Vice President

Dated:  April 7, 1998

                                 EXHIBIT INDEX

EXHIBIT                   DESCRIPTION

6                   Stock Certificate